UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2003

Commission file number 001-16111

GLOBAL PAYMENTS INC.

(Exact name of registrant as specified in charter)

GEORGIA	58-2567903
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

FOUR CORPORATE SQUARE, ATLANTA, GEORGIA	30329-2009
(Address of principal executive offices)	(Zip Code)

404-728-2719

(Registrant’s telephone number, including area code)

NONE

(Former name, former address, and former fiscal year, if changed since last report)

EXPLANATORY NOTE

On November 26, 2003, Global Payments Inc. filed a Current Report on Form 8-K, or the Original Filing, to announce that it completed the acquisition of Latin America Money Services, LLC, or LAMS, on November 12, 2003. This Amendment amends Item 2 of the Original Filing to include certain post closing adjustments to the purchase price and the impact of related transactions and amends Item 7 of the Original Filing to include the financial statements required by Items 7(a) and 7(b) of Form 8-K.

ITEM 2—ACQUISITION OR DISPOSITION OF ASSETS

On November 12, 2003, we completed the acquisition of LAMS, a Delaware limited liability company which owned a majority of the outstanding equity interests in DolEx Dollar Express, Inc., or DolEx, a Texas corporation, and owned a majority of the outstanding equity interests in DolEx Envios, S.A. de C.V., or DolEx Envios, a Mexican subsidiary of DolEx. The transaction was structured as a merger of GP Ventures (Texas), Inc., a Delaware corporation and wholly-owned subsidiary of ours, into LAMS, with LAMS remaining as the surviving entity in the merger. We also acquired the remaining equity interests in DolEx that were not already owned by LAMS from the DolEx Class B shareholders. As a result of the transaction, LAMS, a holding company, is now a wholly-owned subsidiary of ours, DolEx, the primary operating company, is a wholly-owned subsidiary of LAMS and DolEx Envios is a majority-owned subsidiary of DolEx because one share of DolEx Envios is owned by GP Finance, Inc., a wholly-owned subsidiary of ours.

Under the terms of the merger and related agreements, we paid a purchase price of $190 million plus certain closing adjustments such as an adjustment relating to closing cash on hand, certain merger expenses and the value of certain acquisitions that were consummated by DolEx prior to closing. Accordingly, at closing, we gave consideration of approximately $192 million for LAMS, DolEx and DolEx Envios, which we collectively refer to as the operations acquired from LAMS. The consideration consisted of a combination of $61 million in cash-on-hand at closing, net of cash acquired of approximately $9 million, the issuance of $114 million in promissory notes payable to the order of the LAMS members and the DolEx Class B shareholders, and the issuance of 223,289 shares of our common stock with a fair value on the closing date of approximately $8 million. We may be required to make further contingent payments to the LAMS members and the DolEx Class B shareholders primarily based on DolEx attaining certain performance levels for calendar 2003. Concurrent with the acquisition, we changed the name of our “funds transfer” service offerings to “money transfer”, under which DolEx revenue will be reported. Global Payments intends to operate the acquired business in a manner consistent with DolEx’s historical operations.

The net assets acquired consist of cash, accounts receivable, inventory, prepaid expenses and other current assets, tangible personal property, internally developed software, a customer related intangible, trademarks and the goodwill of the business, net of certain accrued expenses and settlement obligations. On December 1, 2003, we borrowed from our U.S. credit facility in order to pay off the $114 million note payable.

Founded in 1996, DolEx is a leading provider of consumer-to-consumer electronic money transfer services to the Latino community living in the United States and their Latin American beneficiaries abroad. DolEx provides services that allow customers to transfer money electronically through its network of retail branches in the United States to beneficiaries in Latin America. The business, which is based in Arlington, Texas, operates hundreds of branches across the U.S. in areas with large Latino populations, and has settlement arrangements with thousands of banks, exchange houses and retail locations in Latin America.

ITEM 7—FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial statements of businesses acquired.

The following combined financial statements and notes thereto of Certain Operations of Latin America Money Services, LLC to be acquired by Global Payments Inc. are filed with this Report;

(i)	Audited Combined Financial Statements as of and for the years ended December 31, 2002 and 2001 are filed with this report as Exhibit 99.1.

(ii)	Unaudited Combined Financial Statements as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002 are filed with this report as Exhibit 99.2.

(b)	Pro forma financial information.

The following unaudited pro forma combined financial information is filed with this report as Exhibit 99.3;

(i)	Unaudited Pro Forma Combined Financial Statements of income and notes thereto for the year ended May 31, 2003 and the six months ended November 30, 2003.

(c)	Exhibits.

Exhibit Number	Description

10.1	Agreement and Plan of Merger dated August 11, 2003, filed as Exhibit 10 to the Registrant’s Current Report on Form 8-K dated August 11, 2003, File No. 001-16111 and incorporated herein by reference.

23	Consent of KPMG LLP

99.1	Certain Operations of Latin America Money Services, LLC to be acquired by Global Payments Inc. audited Combined Financial Statements as of and for the years ended December 31, 2002 and 2001.

99.2	Certain Operations of Latin America Money Services, LLC to be acquired by Global Payments Inc. Unaudited Combined Financial Statements as of September 30, 2003 and for the nine months ended September 30, 2003 and 2002.

99.3	Unaudited Pro Forma Combined Financial Statements of income and notes thereto for the year ended May 31, 2003 and the six months ended November 30, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PAYMENTS INC. (Registrant)

Date: January 23, 2004	BY: /s/ JAMES G. KELLY
James G. Kelly Chief Financial Officer (Principal Financial Officer and Chief Accounting Officer)